UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
November 10, 2014 (November 9, 2014)

CHAMBERS STREET PROPERTIES
(Exact name of registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation)	001-35933 (Commission File Number)	56-2466617 (IRS Employer Identification Number)

47 Hulfish Street, Suite 210 Princeton, NJ (Address of principal executive offices)	08542 (Zip Code)

609-683-4900
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02	Results of Operations and Financial Condition.

Chambers Street Properties (the "Company") announced today that it has reconfirmed its full year 2014 guidance for Core Funds from Operations to the range of $0.66 to $0.69 per share, as previously announced in the Company's earnings release dated October 30, 2014.
A copy of the press release that includes the reconfirmed guidance is attached as Exhibit 99.1 to this Current Report on Form 8-K.  The reconfirmed guidance is based on a number of estimates and assumptions.  Important factors that may affect these estimates and assumptions are set forth in our periodic filings under the Securities Exchange Act of 1934, as amended (the "Exchange Act").
The information (including Exhibit 99.1) being furnished pursuant to this “Item 2.02. Results of Operations and Financial Condition” shall not be deemed to be “filed” for the purposes of Section 18 of the Exchange Act, or otherwise subject to the liabilities of that section and shall not be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act regardless of any general incorporation language in such filing.

Item 5.02	Departure of Director or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
The Company also announced that its President, Chief Executive Officer and Founder, Jack A. Cuneo, plans to retire from the Company.  Mr. Cuneo’s planned retirement will also include his resignation from the board of trustees of the Company (the "Board") effective upon his retirement. The Company also announced that the search for Mr. Cuneo's successor will be led by the Nominating and Corporate Governance Committee of the Board, and such search will commence immediately.  Mr. Cuneo has agreed that his retirement will become effective when an interim or permanent Chief Executive Officer is named.
In connection with his retirement, Mr. Cuneo, the Company and CSP Operating Partnership, LP entered into a Memorandum of Retirement ("Memorandum of Retirement"), which provides, among other things, that Mr. Cuneo will be treated as if he were terminated without cause under the terms of his existing employment agreement.  Mr. Cuneo will continue to serve in his current roles until his retirement becomes effective, aid in the search for a successor, and perform his current duties and such other duties as may be directed by the Board. Upon his retirement, Mr. Cuneo is entitled to receive an aggregate amount of $3.25 million, which constitutes two times the sum of his current base salary plus target annual bonus, and his shares of restricted common shares of the Company will become fully vested.  In consideration for the above mentioned services, Mr. Cuneo will also be granted 200,000 shares of the Company's common shares effective no later than the effective date of his resignation, remain eligible to receive his annual cash bonus and equity grant for 2014, and will continue to be compensated as currently until March 16, 2015.
Under the terms of his employment agreement and the Memorandum of Retirement, the amounts payable to Mr. Cuneo are subject to his execution and non-revocation of a general release in favor of the Company.  Mr. Cuneo will also be subject to post-termination non-competition, non-solicitation, non-disparagement and confidentiality covenants.
The foregoing does not purport to be a complete description of the terms of the Memorandum of Retirement and is qualified in its entirety by the Memorandum of Retirement, which is attached as exhibit 10.1 to this Current Report on Form 8-K and is herein incorporated by reference.

Item 9.01	Financial Statements and Exhibits.
(d)    Exhibits.

10.1	Memorandum of Retirement dated November 9, 2014 by and among Chambers Street Properties, CSP Operating Partnership, LP and Jack A. Cuneo
99.1    Press Release of Chambers Street Properties

Signatures
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Chambers Street Properties

November 10, 2014	/S/ Martin A. Reid
Martin A. Reid
Chief Financial Officer